Exhibit 99.1

Team,

I am writing to share some very difficult news. We have decided to reduce the size of our team by ~7% and will be saying goodbye to nearly 660 HubSpotters. We did not make this decision lightly and approached it with the seriousness and care it deserves.

If you are one of the employees impacted in the U.S., you will get an email within the next 15 minutes with information and support. In other countries, this process will vary based on local laws and practices.

Why are we taking this step

Over the past year, we have shifted our strategy from building software that helps customers grow to delivering outcomes for them with AI. That shift is transforming product, pricing and how we serve our customers. But we also need to fundamentally change the way we are organized to compete and win.

We need to move faster, stay closer to our customers and focus our resources on our highest priorities to set ourselves up for success in this next chapter. That requires difficult choices about how we are organized.

What are we changing

We are making three changes to how we operate:

1.

Organize around customer outcomes. Customers don’t think in Hubs and features. They want to generate demand, win deals, delight customers, and scale growth. We will organize product teams around these outcomes instead of hubs, with each team owning the full customer journey and clear accountability for the outcome. As a product focused company, our team of builders are key to driving transformation. We have always worked hard to be the best product company for GTM teams in the world, and the changes we are making will help ensure that remains true going forward, as we adapt to the new way to build and deliver outcomes.

2.

Build a flatter organization with fewer layers. We will reduce management layers and move decisions closer to the people doing the work. We will simplify the organization so decisions can be made faster.

3.

Create agile teams with clear ownership. Teams need the context, capabilities, and authority to get work done. We will reduce fragmented ownership so teams can make decisions and execute with speed and clarity.

What is this not about

I also want to be clear about what is not driving this decision.

This is not driven by AI-related efficiencies. We believe in a world where AI helps make us more productive and we will continue to invest to make that happen. This change is about aligning our organization with our strategy and how we need to operate going forward.

This is not simply a cost-cutting exercise. We have been thoughtful about how we invest in AI while balancing growth and profitability. We have been disciplined about growing headcount slower than revenue, and we will continue to do so. This change is about where and how we invest so we can put more resources behind our biggest opportunities.

None of that makes today easier. We are saying goodbye to colleagues who have helped build HubSpot. We owe them our gratitude, our respect, and our support through this transition.

What principles guided us

It was very important to me, our executive team, and our founders that we had a clear set of principles to guide the process. We defined the structure, roles, and capabilities needed to execute our strategy. We then assessed every role against the same six criteria. The reduction was the outcome of that work, not the starting point.

•	Strategic need: Is this role critical to delivering our strategy, priorities, and outcomes?

•	Layers and spans: Do we have the right number of layers and spans to move quickly?

•	Drive revenue: Are we protecting our capacity to generate demand and drive revenue?

•	Capability: Are we investing in the capabilities we need?

•	Capacity: Is the role needed at the scale required?

•	Leadership: Do we have the right leaders for the next phase, in the right roles?

Supporting employees who are leaving

We are committed to ensuring every employee leaving HubSpot has a dignified, well-supported experience. To take care of these teammates, we looked at severance, benefits, career support and transition support and have done our best to be thoughtful and fair. The transition support will vary by region based on global requirements, but will generally include the following:

•	Severance: 20 weeks of base pay + 1 week per year of service, up to 30 weeks

•	Health benefits: US: COBRA (5 months as a lump sum); Global: Modern Health (5 months)

•	Career support: Everyone will have access to six months of career transition outplacement services to help with their job search.

•	Laptops and WFH set-up: Impacted employees may keep their HubSpot laptops (it will be cleaned of any company data remotely), as well as any work from home gear like monitors and keyboards.

•	Connect conversations: All US departing employees will have the opportunity for a 1:1 conversation today with a HubSpot manager. Invites will be sent shortly.

What happens next

Today, our priority is taking care of the HubSpotters who are leaving and giving everyone clarity as quickly as we can. If you are in the U.S. and your role is impacted, you will receive an email from the People Team within the next 15 minutes with details about your transition and the support available to you. Outside the U.S., impacted employees will also hear from us within the next 15 minutes about what happens next. The process and timing will differ by country based on local requirements.

Every departing HubSpotter will also have the opportunity to speak 1:1 with a HubSpot Manager within the next day. We know an email cannot answer every question, and we want you to have a person to talk to. If you are in the U.S. and your role is not impacted, you will receive confirmation from the People team within the next 15 minutes.

Closing thoughts

To HubSpotters leaving us: I am deeply sorry. I know this decision affects far more than your job. It affects you, your family, your plans, and people you have worked alongside for years. Your work here mattered and thank you for what you have given to HubSpot and to each other. I am deeply grateful.

For those staying, you are saying goodbye to friends, managers, teammates, and people you care about. Please make space for that and support each other. Next week, we will spend time together talking about the organization we are building and what comes next.

Yamini